Exhibit 99.1

(GRAPHIC OMITTED)         THE INTERPUBLIC GROUP OF COMPANIES, INC.
                          WORLDWIDE ADVERTISING AND MARKETING COMMUNICATIONS
                          1271 Avenue of the Americas, New York, N.Y. 10020

For Immediate Release


                  INTERPUBLIC REPORTS THIRD QUARTER EPS OF $.02
                    COMPANY PLANS TO FILE 10Q ON NOVEMBER 19
                EARNINGS RESTATEMENT FINALIZED AT $181.3 MILLION


NEW YORK, NY (November 13, 2002)--The Interpublic Group of Companies, Inc., today reported revenue of $1.50 billion and earnings of $.02 per share for the quarter ended September 30, 2002. Third quarter results are lower than previously forecast due to unanticipated charges at McCann-Erickson. Third quarter results exclude any effect of the restatement of prior period results, as discussed below.

Interpublic has notified the SEC that it plans to avail itself of a five-day extension to the November 14 deadline for filing its 10-Q report to allow the company time to finalize the impact of the restatement on previously issued quarterly and annual financial statements. This will involve assigning portions of the restatement to the appropriate prior reporting periods.

The final amount of the restatement is $181.3 million, which reduces previously reported pre-tax income, substantially all of which is related to periods 2001 and prior.

The activity that led to the restatement, all of which is non-cash in nature, had no impact on client funds.

Organizational Initiatives

Interpublic has initiated searches for a Chief Operating Officer of the corporation and for a new Chief Financial Officer of McCann-Erickson WorldGroup.

Additional Disclosure

The company will release a detailed analysis of its third quarter performance on Tuesday, November 19, following the 4 PM close of the New York Stock Exchange. Conference call details for November 19 will be available shortly.

Conference Call

Management will host a briefing to discuss the content of this release at 5PM today. Investors are invited to access the call at the company's website, www.interpublic.com.


About Interpublic

The Interpublic Group of Companies is among the world's largest advertising and marketing organizations. Its five global operating groups are the McCann-Erickson WorldGroup, the Partnership, FCB Group, Interpublic Sports and Entertainment Group and Advanced Marketing Services. Major brands include Draft Worldwide, Foote Cone & Belding Worldwide, Golin/Harris International, NFO WorldGroup, Initiative Media, Lowe & Partners Worldwide, McCann-Erickson, Octagon, Universal McCann and Weber Shandwick.


                                      # # #


Contact Information

Press:                                     Investors:
Philippe Krakowsky                         Susan Watson
(212) 399-8088                             (212) 399-8208



Cautionary Statement

This document contains forward-looking statements. Interpublic's representatives may also make forward-looking statements orally from time to time. Statements in this document that are not historical facts, including statements about Interpublic's beliefs and expectations, particularly regarding recent business and economic trends, the integration of acquisitions and restructuring costs, constitute forward-looking statements. These statements are based on current plans, estimates and projections, and therefore undue reliance should not be placed on them. Forward-looking statements speak only as of the date they are made, and Interpublic undertakes no obligation to update publicly any of them in light of new information or future events.

Forward-looking statements involve inherent risks and uncertainties. A number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to, those associated with the effects of national and regional economic conditions, the effect of national or global conflicts, Interpublic's ability to attract new clients and retain existing clients, the financial success of Interpublic's clients, developments from changes in the regulatory and legal environment for advertising and marketing and communications services companies around the world, the results of the review of the facts relating to the proposed restatement of financial results, the audit of restated financial statements and the successful completion and integration of acquisitions which complement and expand Interpublic's business capabilities.

One of Interpublic's business strategies is to acquire businesses that complement and expand Interpublic's current business capabilities. Accordingly, Interpublic is usually engaged in evaluating potential acquisition candidates. Interpublic is frequently engaged in a number of preliminary discussions that may result in one or more substantial acquisitions. These acquisition opportunities require confidentiality and from time to time give rise to bidding scenarios that require quick responses by Interpublic. Although there is uncertainty that any of these discussions will result in definitive agreements or the completion of any transactions, the announcement of any such transaction may lead to increased volatility in the trading price of Interpublic's securities.

Moreover, the success of recent or contemplated future acquisitions will depend on the effective integration of newly-acquired businesses into Interpublic's current operations. Important factors for integration include realization of anticipated synergies and cost savings and the ability to retain and attract new personnel and clients.

In addition, Interpublic's representatives may from time to time refer to "pro forma" financial information. Because "pro forma" financial information by its very nature departs from traditional accounting conventions, this information should not be viewed as a substitute for the information prepared by Interpublic in accordance with Generally Accepted Accounting Principles, including the balance sheets and statements of income and cash flow contained in Interpublic's quarterly and annual reports filed with the SEC on Forms 10-Q and 10-K.

Investors should evaluate any statements made by Interpublic in light of these important factors.